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                                                 SECURITIES AND EXCHANGE COMMISSION
                                                        WASHINGTON, DC 20549

                                                             FORM 12b-25

                                                                                                      Commission File Number 0-26857

                                                     NOTIFICATION OF LATE FILING


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(Check One):      [  ]  Form 10-KSB      [  ] Form 11-K      [  ] Form 20-F      [X]Form 10-QSB         [  ] Form N-SAR

For Period Ended:                                         September 30, 2002
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         [  ] Transition Report on Form 10-K                                 [ ] Transition Report on Form 10-Q
         [  ] Transition Report on Form 20-F                                 [ ] Transition Report on Form N-SAR
         [  ] Transition Report on Form 11-K

For the Transition Period Ended:
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                                             Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                                   PART I. REGISTRANT INFORMATION

Full name of registrant:                           Hugo International Telecom, Inc.
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Former name if applicable:
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Address of principal executive office (Street and number):    6 Waterside Drive, Langley Business Park, Langley Slough
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City, State and Zip Code:                                     Berkshire SL3 6EZ, United Kingdom
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                                                  PART II. RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule
12b-25(b), the following should be completed. (Check box if appropriate.)

      (a)   The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)   The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c)   The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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                                                         PART III. NARRATIVE
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      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

            Due to unanticipated delays in the collection and compilation of the information required for the preparation of the registrant's financial statements for the quarter ended September 30, 2002, the registrant is unable to file its Form 10-QSB for the period ended September 30, 2002 within the prescribed time period without unreasonable effort and expense.

                                                     PART IV. OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification

                       Michael Christmas                                 011-44-1753-542-828
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                            (Name)                                       (Area code)          (Telephone number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of
the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                                                        [X]   Yes      [  ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                                        [  ]   Yes     [X]No

                                                  Hugo International Telecom, Inc.
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                                            (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:           November 14, 2002                             By:    /s/ Michael Christmas
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                                                              Name:    Michael Christmas
                                                              Title:   Director, Treasurer & Security
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